As filed with the Securities and Exchange Commission on August 1, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Actavis plc

(Exact name of registrant as specified in its charter)

Ireland	98-1114402
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

1 Grand Canal Square

Docklands, Dublin 2,

Ireland

(862) 261-7000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

A. Robert D. Bailey, Esq.

Chief Legal Officer and Corporate Secretary

Actavis plc

Morris Corporate Center III

400 Interpace Parkway

Parsippany, New Jersey 07052

(862) 261-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Charles K. Ruck, Esq.

R. Scott Shean, Esq.

Stephen B. Amdur, Esq.

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022-4834

(212) 906-1200

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Ordinary Shares, par value $0.0001 per share
2000 Stock Option Plan of Forest Laboratories, Inc. (the “2000 Plan”)	188,918	$99.60	$18,816,232.80	$2,423.53
2004 Stock Option Plan of Forest Laboratories, Inc. (the “2004 Plan”)	100,126	$85.74	$8,585,252.73	$1,105.78
2007 Equity Incentive Plan of Forest Laboratories, Inc., as amended (the “2007 Plan”)	554,041	$68.55	$37,981,792.93	$4,892.05
TOTAL	843,085	(2)	$65,383,278.46	$8,422.00

(1)	Represents the maximum number of Ordinary Shares issuable by the Registrant pursuant to outstanding but unexercised options previously granted under the 2000 Plan, the 2004 Plan and the 2007 Plan (the “Plans”), to former employees or former directors of Forest Laboratories, Inc., predecessor-in-interest to Forest Laboratories, LLC, a wholly owned subsidiary of the Registrant.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”). The price per share and aggregate offering price are based upon the weighted average exercise price for outstanding options granted pursuant to the Plans, which were assumed by the Registrant.
(3)	In addition, pursuant to Rule 416(a) of the Securities Act, this registration statement shall also cover additional Ordinary Shares of the Registrant that may become issuable under the applicable plan by reason of any stock split, stock dividend, recapitalization or other similar transactions effected without consideration that results in an increase in the number of the Registrant’s Ordinary Shares.

Prospectus

Actavis plc

843,085 ORDINARY SHARES

ISSUABLE UPON EXERCISE OF AWARDS

under the

2000 STOCK OPTION PLAN OF FOREST LABORATORIES, INC.

2004 STOCK OPTION PLAN OF FOREST LABORATORIES, INC.

2007 EQUITY INCENTIVE PLAN OF FOREST LABORATORIES, INC., AS AMENDED

This prospectus is related to the 843,085 Ordinary Shares, $0.0001 par value per share (“Ordinary Shares”) of Actavis plc (the “Company”), that may be issued upon the exercise of stock options granted under certain equity plans of Forest Laboratories, Inc. (“Forest”) to former employees or former directors of Forest, as more fully described herein.

The exercise price of the Ordinary Shares pursuant to any stock options was determined at the time of grant of each stock option. A description of the relevant equity plans begins on page 5 of this prospectus. The Company’s Ordinary Shares are listed on the New York Stock Exchange under the symbol “ACT.”

Investing in the Company’s Ordinary Shares involves risks. You should carefully consider all of the information set forth in this prospectus, including the risk factors described under “Risk Factors” in our annual and quarterly reports filed with the Securities and Exchange Commission.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August 1, 2014.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “Commission”), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, utilizing a “shelf” registration process. Under this shelf process, we may, from time to time, sell the Ordinary Shares described in this prospectus in one or more offerings.

On July 1, 2014 (the “Effective Date”), pursuant to the to the Agreement and Plan of Merger (the “Merger Agreement”), dated February 17, 2014, by and among the Company, Forest, Tango US Holdings Inc., a Delaware corporation (“US Holdings”), Tango Merger Sub 1 LLC, a Delaware limited liability company (“Merger Sub 1”), and Merger Sub 2 (“together with Merger Sub 1, the “Merger Subs”), Merger Sub 1 merged with and into Forest (the “First Merger”) and, immediately following the First Merger, Forest merged with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving company (the “Second Merger,” and together with the First Merger, the “Mergers,” and Merger Sub 2, as the surviving company, the “Surviving Company”), and Merger Sub 2 was renamed Forest Laboratories, LLC. Following the Mergers, Merger Sub 2 is an indirect wholly owned subsidiary of the Company. References in this prospectus to “we,” “us,” “our” or Actavis are references to the Company and its consolidated subsidiaries, including Forest, unless the context otherwise requires.

As part of the Mergers, the Company assumed and adopted the 2000 Stock Option Plan of Forest Laboratories, Inc. (the “2000 Plan”), the 2004 Stock Option Plan of Forest Laboratories, Inc. (the “2004 Plan”), and the 2007 Equity Incentive Plan of Forest Laboratories, Inc., as amended (the “2007 Plan,” together with the 2000 Plan and the 2004 Plan, the “Forest Prior Equity Plans”). As part of the Mergers, the Company has authorized the issuance of Ordinary Shares upon the exercise of stock options issued under the Forest Prior Equity Plans that remained outstanding as of the Effective Date.

On the Effective Date, each option to purchase Forest common stock granted under any Forest Prior Equity Plan that was outstanding and unexercised immediately prior to the Effective Date, whether or not then vested or exercisable, was assumed by the Company and was converted into a stock option to acquire Ordinary Shares of the Company (and continued to have, and remained subject to, the same terms and conditions as applied to each such option immediately prior to the Effective Date). As of the Effective Date, each such option as so assumed and converted was for that whole number of the Company’s Ordinary Shares (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Forest common stock subject to such Forest stock option multiplied by (ii) 0.4723 (known as the Stock Election Consideration under the Merger Agreement), at an exercise price per share of the Company’s Ordinary Shares (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Forest common stock of each such Forest stock option by (y) 0.4723.

A number of stock option awards issued by Forest prior to the Mergers to individuals who were eligible participants of the Forest Prior Equity Plans at the time of grant but who were no longer employed by, or no longer provided service to, Forest on the Effective Date remained outstanding as of the Effective Date and were so assumed and converted by the Company (“Former Employee and Director Awards”). Along with other outstanding awards, the Former Employee and Director Awards continue to be governed by the terms of the applicable Forest Prior Equity Plan and the specific terms and conditions under which such awards were granted, except for modifications to the number of shares and exercise price for the assumed awards as a result of application of the Stock Election Consideration conversion formula discussed above. This registration statement registers the Company’s Ordinary Shares to be issued upon the exercise of stock options covered by the Former Employee and Director Awards so assumed by the Company.

This prospectus provides you with a general description of the relevant information with respect to Former Employee and Director Awards issued under the Forest Prior Equity Plans. Statements contained herein concerning the provisions of certain documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

You should read this prospectus, any prospectus supplement to this prospectus, any documents that we incorporated by reference in this prospectus and any prospectus supplement and the additional information described below under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” before making an investment decision. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any documents we incorporate by reference in this prospectus and any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations and prospects may have changed since that date.

ACTAVIS plc

Actavis is a leading integrated global specialty pharmaceutical company engaged in the development, manufacturing, marketing, sale and distribution of generic, branded generic, brand name (“brand”, “branded” or “specialty brand”), biosimilar and over-the-counter pharmaceutical products. Actavis also develops and out-licenses generic pharmaceutical products primarily in Europe through its Medis third-party business.

Actavis has operations in more than 60 countries throughout North America (the U.S., Canada, and Puerto Rico) and the rest of the world, including Europe (Europe, Russia, the Commonwealth of Independent States, and Turkey), MEAAP (Middle East, Africa, Australia, and Asia Pacific) and Latin America. The U.S. remains Actavis’ largest commercial market and represented more than half of total net revenues for each of 2013 and 2012. As of December 31, 2013, Actavis marketed approximately 250 generic pharmaceutical product families and approximately 45 brand pharmaceutical product families in the U.S. and distributed approximately 12,725 stock-keeping units through our Anda Distribution Division.

We are incorporated in the Country of Ireland and maintain our principal executive offices at 1 Grand Canal Square, Docklands, Dublin 2, Ireland. Our administrative headquarters are located at Morris Corporate Center III, 400 Interpace Parkway, Parsippany, New Jersey 07054, and our telephone number is (862) 261-7000. Our web site is located at www.actavis.com. Information on our web site is not incorporated into this prospectus by reference and should not be considered a part of this prospectus.

RISK FACTORS

Before deciding to invest in the Company’s Ordinary Shares, you should carefully consider the risk factors and forward-looking statements described in Item 1A of our most recent Annual Report on Form 10-K for the year ended December 31, 2013, as revised by the Company’s Current Report on From 8-K filed on May 20, 2013, the Company’s most recent Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, and Forest’s most recent Annual Report on From 10-K for the year ended March 31, 2014, as amended by Forest’s Form 10-K/A filed on June 30, 2014 (which documents are incorporated by reference herein). In addition, you should carefully consider information in any accompanying prospectus supplement or any documents we incorporate by reference in this prospectus and any accompanying prospectus supplement, before deciding to invest in the Company’s Ordinary Shares. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

FORWARD-LOOKING STATEMENTS

Any statements contained in this offering memorandum and the information incorporated herein by reference that refer to Actavis’ estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Actavis’ current perspective of existing trends and information as of the date of this filing. For instance, the statements in this offering memorandum and the information incorporated herein by reference relating to expected or anticipated benefits of the acquisition of Forest by Actavis (the “Forest Acquisition”) or the acquisition of Aptalis Holdings Inc., a Delaware corporation (“Aptalis”), by Forest (the “Aptalis Acquisition”), the future financial performance of the combined company, cost synergies, future tax rates, the pay-down of debt obligations, and the closing of the transaction are forward-looking statements. It is important to note that Actavis’ goals and expectations are not predictions of actual performance. Actual results may differ materially from Actavis’ current expectations depending upon a number of factors affecting Actavis’ business, Forest’s business and risks associated with acquisition transactions. These factors include, among others, the inherent uncertainty associated with financial projections; risks and uncertainties relating to our ability to successfully close our acquisition of and subsequently integrate the Forest business and the ability to recognize the anticipated synergies and benefits of the Forest Acquisition; the anticipated size of the markets and continued demand for Forest’s products; the impact of competitive products and pricing; the receipt of required regulatory approvals for the transaction (including the approval of antitrust authorities necessary to complete the acquisition); access to available financing (including financing for the acquisition) on a timely basis and on reasonable terms; risks of fluctuations in foreign currency exchange rates; the risks and uncertainties normally incident to the pharmaceutical industry, including product liability claims and the availability of product liability insurance; the difficulty of predicting the timing or outcome of pending or future litigation or government investigations; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and regulatory agency approvals or actions, if any; costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with governmental regulations applicable to Actavis’, Forest’s and their respective third party providers’ facilities, products and/or businesses; changes in the laws and regulations, affecting among other things, pricing and reimbursement of pharmaceutical products; and such other risks and uncertainties detailed in the Company’s periodic public filings with the Securities and Exchange Commission (“SEC”), including Actavis plc’s Annual Report on Form 10-K for the year ended December 31, 2013, as revised by the Current Report on Form 8-K filed on May 20, 2014 (the “Actavis 10-K”), Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and from time to time in the Company’s other investor communications, in Forest Laboratories, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2014 (the “Forest 10-K”), which are incorporated by reference herein, and in Furiex Pharmaceuticals, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013 (the “Furiex 10-K”) and such companies’ other filings with the Securities and Exchange Commission. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “intend,” “could,” “would,” “should,” “estimate,” “continue,” or “pursue,” or the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. The statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. We caution the reader that these statements are based on certain assumptions, risks and uncertainties, many of which are beyond our control. In addition, certain important factors may affect our actual operating results and could cause such results to differ materially from those expressed or implied by forward-looking statements. We believe the risks and uncertainties discussed under the section entitled “Risks Related to Our Business” in Part I, Item 1A. “Risk Factors” of the Actavis 10-K, and in Part II, Item 1A. “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, and in Part I, Item 1A. “Risk Factors” of the Forest 10-K, which are incorporated by reference herein, and in Part I, Item 1A. “Risk Factors” of the Furiex 10-K, and other risks and uncertainties discussed herein and from time to time in the Company’s filings with the SEC, may cause Actavis’ actual results to vary materially from those anticipated in any forward-looking statement.

For a more detailed discussion of these and other risk factors, see Part I, Item 1A. “Risk Factors” and Part II, Item 7. “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in the Actavis 10-K, and Part I, Item 1A. “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, and Part I, Item 1A. “Risk Factors” in the Forest 10-K, which are incorporated by reference herein, and in Part I, Item 1A. “Risk Factors” of the Furiex 10-K. The forward-looking statements included in this offering memorandum and the documents that we incorporate by reference herein are made only as of their respective dates, and we undertake no obligation to update the forward-looking statements to reflect subsequent events or circumstances, except as required by law. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

DESCRIPTION OF THE PLANS

Forest Laboratories, Inc. 2007 Equity Incentive Plan (as amended August 15, 2013)

The 2007 Plan continues to be utilized by the Company and provides a means whereby employees and officers of Forest and its affiliates and others performing services to the Company (who were not previously employees of the Company or its subsidiaries on the Effective Date) may be awarded equity compensation. No new awards will be granted to former employees or directors of Forest under the 2007 Plan. As of immediately prior to the Effective Date (but giving effect to the conversion of such awards in connection with the Merger), approximately 6,591,874 awards issued under the 2007 Plan remained outstanding, 554,041 of which represent Former Employee and Director Awards. The following describes the material terms of the 2007 Plan as it applies to the Former Employee and Director Awards.

Administration. The 2007 Plan is administered by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), which is composed of at least three independent directors meeting the independence requirements of both the Commission and the New York Stock Exchange. Subject to the terms and conditions of the 2007 Plan, the Compensation Committee is authorized to determine which eligible persons receive awards, the number of shares covered by or associated with an award, the terms of each award, and whether any option is intended to be an incentive stock option (“ISO”) or a non-qualified stock option (“NSO”). In addition the Compensation Committee has the authority to interpret and specify rules and regulations relating to the 2007 Plan.

Shares Available for Issuance. As of July 1, 2014, the maximum aggregate number of the Company’s Ordinary Shares available for grant under the 2007 Plan was 13,883,444 shares, after giving effect to the adjustment for the Stock Election Consideration, and subject to any applicable increases or decreases as set forth in the terms of the 2007 Plan (the “Share Limit”), which shares will continue to be available for grant by the Company. Shares which are allocable to the unexercised portion of an option issued under the 2007 Plan which has expired or been terminated will also be available for grants of awards under the 2007 Plan. Each share (1) issuable upon exercise of an option will be counted against the Share Limit as one share, (2) associated with an option award that is forfeited or that otherwise terminates without the issuance of shares will be added back to the Share Limit as one share and be available for further grants under the 2007 Plan.

Types and Terms of Options. The Compensation Committee is authorized to grant and administer stock options, including ISOs, which can result in potentially favorable tax treatment to the option holder, and NSOs. The exercise price of an option is determined by the Compensation Committee at the time of grant and may not be less than the fair market value of the shares on the date the option is granted. The exercise price for the Former Employee and Director Awards has been modified from that stated in the individual award agreements by the Stock Election Consideration formula described above. The term of options may not exceed ten years and each of the Former Employee and Director Awards has a maximum term of ten years following the grant date, subject to earlier termination in the event of a termination of employment or service. The exercise price of options is payable in cash, in shares (including by withholding shares deliverable upon the exercise of options) or in a combination of the two, as set forth in the individual award agreement. Under the 2007 Plan, the aggregate fair market value of Ordinary Shares with respect to which ISOs granted to an employee first become exercisable in any calendar year may not exceed $100,000 (or such other amount as the Internal Revenue Service may decide from time to time for purposes of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)).

Exercisability of Options. The 2007 Plan gives the Compensation Committee discretion to determine the exercisability of awards granted under the 2007 Plan. The Former Employee and Director Awards granted under the 2007 Plan have various vesting schedules as set forth in the individual award agreements. Generally, vesting of the Former Employee and Director Awards ceased as of termination of employment or service with Forest.

General Limitations on Post-Termination Exercisability of Options. Generally, unless otherwise determined by the Compensation Committee, in the event of a termination of an employee’s employment for any reason other than death, disability or retirement, options, to the extent vested as of such termination date, will be exercisable for three months from such date or until the expiration of the stated term of such option, whichever period is shorter. The Board has determined to extend the exercise period for certain outstanding Former Employee and Director Awards that were scheduled to expire between July 27, 2014 and August 29, 2014, so that such Former Employee and Director Awards will be exercisable until six months following termination of employment or service. Any outstanding option held by a non-employee director whose service with Forest was terminated prior to the Effective Date will remain exercisable for the remainder of the option term pursuant to the terms of the 2007 Plan.

Under the 2007 Plan, in the event of a termination of an employee’s employment as a result of an employee’s disability, the option shall continue to vest in accordance with its terms as if such holder continued to provide services to the Company, and shall remain exercisable for the balance of its stated term, so long as the holder was employed for a period of one year following the grant of the option. In the event of a holder’s death (a) while providing services as an employee or (b) following a termination of employment due to disability, the option shall become fully exercisable and shall remain exercisable for a period of 12 months following death or, if shorter, the remainder of the stated term of the option. Such exercisability provisions shall only apply if the holder was employed for a period of one year following the grant of the option. If the holder’s cessation of employment was as a result of the holder’s retirement, the option shall remain exercisable for the balance of its stated term, provided that the holder was employed for a period of at least one year following the grant of the option.

Change in Control or Dissolution. Upon a Change in Control of the Company (as defined in the 2007 Plan), if awards remain outstanding under the 2007 Plan following the Change in Control, all unvested awards granted prior to the effective date of the Change in Control will vest in full upon a Qualified Termination (as defined in the 2007 Plan) of the employee’s employment within three years following the Change in Control. If awards do not remain outstanding following the Change in Control and are not replaced with substitute awards of substantially the same value and subject to substantially the same terms, including the vesting schedule and provision for the immediate vesting upon a Qualified Termination of employment within three years of the grant date of the substitute award, all awards which have not been replaced with such substitute awards will immediately vest upon the effective date of the Change in Control. Upon a dissolution of the Company, all outstanding awards will immediately vest. In addition, upon a Change in Control or a dissolution, the Board may cancel any outstanding portion of an award in consideration for granting the right to receive a cash payment equal to the per share consideration received by the stockholders of the Company in connection with such event less the exercise price applicable to such award. Any other outstanding awards not exercised or cancelled upon such an event will be terminated.

Transferability. Options granted under the 2007 Plan are generally not transferable other than by will or the laws of descent and distribution, and are only exercisable during the lifetime of the holder. Options that do not qualify as ISOs may be transferable to members of a holder’s immediate family, including trusts for the benefit of such family members and partnerships or limited liability companies in which such family members are the only partners.

Amendments, Adjustments & Termination. The Board may modify, amend or terminate the 2007 Plan, so long as that action does not impair any holder’s rights under any outstanding award without the consent of such affected holder. The Board may not amend the 2007 Plan without the approval of the stockholders to the extent such approval is required under applicable New York Stock Exchange and Commission rules. In the event of a change to the Company’s capitalization, the Compensation Committee has authority to make adjustments, if any, as it deems appropriate and pursuant to applicable laws requiring stockholder approval. The 2007 Plan terminates on June 19, 2017 unless earlier terminated by the Board. No awards will be granted under the 2007 Plan after termination, however, the term and exercise of awards granted before termination may extend beyond the termination date.

2000 Stock Option Plan of Forest Laboratories, Inc. and 2004 Stock Option Plan of Forest Laboratories, Inc.

The Company assumed and adopted the 2000 Plan and the 2004 Plan (the “Forest Prior Option Plans”) and authorized the issuance of the Company’s Ordinary Shares upon the exercise of options granted pursuant to the Forest Prior Option Plans that remained outstanding as of the Effective Date.

No new options will be granted under the Forest Prior Option Plans. As of immediately prior to the Effective Date (but giving effect to the conversion of such awards in connection with the Merger), approximately 185,377 shares were subject to awards pursuant to the 2004 Plan and approximately 380,437 shares were subject to awards pursuant to the 2000 Plan, 100,126 and 188,918 of which represent Former Employee and Director Awards under the 2004 Plan and the 2000 Plan, respectively. The following describes the material terms of the Forest Prior Option Plans as they apply to the Former Employee and Director Awards.

Since neither of the Forest Prior Option Plans continue to grant new awards, only certain provisions of the Forest Prior Option Plans continue to be relevant to remaining Former Employee and Director Award holders as described below, subject to the terms of the particular plan, including:

Administration. The Forest Prior Option Plans and any options granted thereunder are administrated by the Compensation Committee.

Option Exercises and Term. The exercise price for the Former Employee and Director Awards has been modified from that stated in the individual award agreements by the Stock Election Consideration formula described above. Options granted under the Forest Prior Option Plans may be exercised by the payment in full in cash or by the tendering of Ordinary Shares of the Company having a fair market value, as determined by the Compensation Committee, equal to the option exercise price, provided that such shares have been beneficially owned by the holder for at least six months. The term of options may not exceed ten years and each of the Former Employee and Director Awards has a maximum term of ten years following the grant date, subject to earlier termination in the event of a termination of employment or service.

Exercisability of Options. The Forest Prior Option Plans give the Compensation Committee discretion to determine the exercisability of awards granted under the Forest Prior Option Plans. The Former Employee and Director Awards granted under the Forest Prior Option Plans have various vesting schedules as set forth in the individual award agreements. Generally, vesting of the Former Employee and Director Awards ceased as of termination of employment or service with Forest.

Exercisability Following Termination of Service. Former Employee and Director Awards granted under the Forest Prior Option Plans are generally exercisable for three months following the date the holder ceases to be an employee or non-employee director of the Company for any reason subject to extended exercise periods authorized by Forest’s retirement policies. Former Employee and Director Awards granted under the 2000 Plan are generally exercisable for six months following the date the holder ceases to be an employee or non-employee director of the Company due to the holder’s death or disability.

Transferability. Options granted under the Forest Prior Option Plans are generally not transferable otherwise than by will or the laws of descent and distribution, and are only exercisable during the lifetime of the option holder. Options that do not qualify as ISOs may be transferable to members of a holder’s immediate family, including trusts for the benefit of such family members and partnerships or limited liability companies in which such family members are the only partners.

Adjustments. In the event of changes in the outstanding Ordinary Shares of the Company by reason of stock dividends, splitups, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations or liquidations, the number and class of shares or the amount of cash or other assets or securities available upon the exercise of any option granted under the Forest Prior Option Plans will be correspondingly adjusted, so that the holder’s proportionate interest in the Company, any successor thereto, or in the cash, assets or other securities into which shares are converted or exchanged, will be maintained to the same extent, as near as may be practicable, as immediately before the occurrence of any such event.

U.S. FEDERAL INCOME TAX INFORMATION

The following is a general explanation of the U.S. federal income tax consequences under the Forest Prior Equity Plans to holders who are subject to tax in the United States. This summary is intended for the general information of stockholders and not as tax guidance to participants in the Forest Prior Equity Plans or anyone else. The following is not intended to be complete and does not take into account federal employment taxes or state, local or foreign tax implications. Tax laws are complex, subject to change; and their application may vary depending on individual circumstances. Different outcomes may accrue in light of variations in transactions that are permitted under the Forest Prior Equity Plans (such as payment of the exercise price by surrender of previously owned shares).

Incentive Stock Options. Subject to the limit with respect to the maximum award that may be granted to any individual in any calendar year, an individual can receive an unlimited number of ISOs during any calendar year. However, the aggregate fair market value (determined at the time of option grant) of shares with respect to which ISOs first become exercisable by a holder during any calendar year cannot exceed $100,000. ISO tax treatment is denied by the Code to any option in excess of that dollar limit.

The grant and exercise of an ISO will not result in income for the holder or an income tax deduction for the Company (however, the excess of fair market value of the shares on the exercise date over the exercise price is an item of tax preference potentially subject to the alternative minimum tax). The sale or other taxable disposition of shares acquired upon an ISO exercise will not result in ordinary income by the holder if the holder (1) does not dispose of the shares within two years from the date of option grant or within one year from the date of option exercise, and (2) the holder is an employee of the Company or one of its subsidiaries from the date of option grant and through the date which is three months before the exercise date (the “Holding Requirements”). If the Holding Requirements are met, gain realized on the sale or other taxable disposition of the shares will be subject to tax as long-term capital gain and the Company would not be entitled to any income tax deduction.

If the holder disposes of shares acquired upon the ISO exercise without satisfying the Holding Requirements, the disposition will be a “disqualifying disposition” and the holder will recognize at the time of such disposition (1) ordinary income to the extent of the difference between the exercise price and the lesser of (a) the fair market value of the shares on the date of exercise or (b) the amount realized on such disposition, and (2) short-term or long-term capital gain to the extent of any excess of the amount realized on the disposition over the fair market value of the shares on the date of exercise. Notwithstanding the foregoing, if the holder dies prior to the option exercise but the holder was an employee of the Company or one of its subsidiaries from the date of option grant and through the date which is three months before the date of death, then the Holding Requirements will not apply to a sale or other taxable disposition of the shares by the estate of the holder, or by a person who acquired the option from the holder by bequest or inheritance. The Company generally will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder at the time such income is recognized.

Non-Incentive Stock Options. Subject to the limit with respect to the maximum award that may be granted to any individual in any calendar year, there is no limit on the aggregate fair market value of stock covered by NSOs that may be granted to a holder or on the aggregate fair market value of NSOs that first become exercisable in any calendar year. Generally, the holder will not recognize income and no income tax deduction will be allowed to the Company upon the grant of an NSO. Upon the exercise of an NSO, the holder will recognize ordinary income in an amount equal to the excess of the fair market value of the shares at the time of option exercise over the exercise price, and the Company generally will be entitled to an income tax deduction in the same amount. The Company will be required to ensure that any applicable withholding and payroll tax requirements are satisfied. Any difference between the higher of such fair market value or the option exercise price and the price at which the holder sells the shares will be taxable as short-term or long-term capital gain or loss.

Section 409A. Section 409A of the Code does not apply to ISOs or NSOs that are issued at fair market value (provided there is no deferral of income beyond the exercise or settlement date).

New Medicare Taxes. Recent amendments to the tax law impose a new Medicare tax at the rate of 0.9% on the earned income of individuals in excess of prescribed income levels and a new Medicare tax at the rate of 3.8% on certain “net investment income” (including capital gains on the sale of stock) of individuals with modified adjusted gross income above certain specified levels. Each of these new Medicare taxes may apply to holders who satisfy the applicable income threshold with respect to income (including capital gains) realized in connection with the vesting or settlement of awards or the sale or other disposition of the underlying shares.

USE OF PROCEEDS

The proceeds from the sales of Ordinary Shares pursuant to the exercise of options under the Forest Prior Equity Plans, if any, would be used for general corporate purposes. The Company has no basis for estimating either the number of Ordinary Shares that will ultimately be sold pursuant to the exercise of such options. The Company expects that generally all option exercises will be effected in open market transactions.

PLAN OF DISTRIBUTION

We are registering 843,085 Ordinary Shares issuable upon the exercise of stock options to purchase Ordinary Shares held by former employees and former directors of Forest who are not, and have not been, employees or directors of the Company. The Ordinary Shares offered by this prospectus are quoted on the New York Stock Exchange. We will pay all of the costs of this offering.

VALIDITY OF ORDINARY SHARES

Arthur Cox, Irish counsel to the Company, has passed upon the validity of the Ordinary Shares offered by this prospectus.

EXPERTS

The combined financial statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. as of December 31, 2011 and 2010, and for the years then ended have been incorporated by reference herein in reliance upon the report of KPMG ehf., independent auditors and upon the authority of said firm as experts in accounting and auditing.

The financial statements, the financial statement schedule and management’s assessment of the effectiveness of internal controls over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 2013, as revised by the Company’s Current Report on Form 8-K filed on May 20, 2014, have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of Warner Chilcott, acquired in a purchase business combination in 2013, from the audit of internal controls over financial reporting and an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Warner Chilcott plc for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and schedule as of March 31, 2014 and for each of the three years in the period ended March 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2014, incorporated in this prospectus by reference to the Annual Report on Form 10-K of Forest for the year ended March 31, 2014, have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting

The financial statements of Aptalis Holdings Inc. as of and for the year ended September 30, 2013 have been incorporated by reference to the Form 8-K of the Company dated March 25, 2014 in reliance upon the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any materials filed with the Commission at the Commission’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Also, the Commission maintains an Internet web site that contains reports, proxy and information statements, and other information regarding issuers, including us, that file electronically with the Commission. The public can obtain any documents that we file electronically with the Commission at the Commission’s Internet web site, http://www.sec.gov, or through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed. In addition, you may request copies of these filings at no cost by writing or telephoning us at the following address: Corporate Secretary, Actavis plc, Morris Corporate Center III, 400 Interpace Parkway, Parsippany, NJ 07054, (862) 261-7000; or at our Internet web site, http://ir.actavis.com.

We have filed with the Commission a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus or any prospectus supplement to a contract or other document filed or incorporated by reference as an exhibit to our registration statement, the reference is only a summary. For a copy of the contract or other document, you should refer to the exhibits that are a part of the registration statement or incorporated by reference into the registration statement by the filing of a Current Report on Form 8-K or otherwise. You may review a copy of the registration statement and the documents we incorporate by reference at the Commission’s Public Reference Room in Washington, D.C., as well as through the Commission’s Internet web site as listed above.

You may obtain historical information regarding Forest through the methods indicated above. Certain Exchange Act filings of Forest are incorporated by reference in this prospectus as set forth in more detail below. Any Exchange Act reports filed by Forest after the date of this prospectus will be incorporated by reference into this prospectus only to the extent that such Reports expressly state that they are incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This document incorporates by reference the following documents that have previously been filed with the SEC by the Company (only to the extent “filed” and not “furnished”):

•	Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 25, 2014, as revised by the Company’s Current Report on Form 8-K filed on May 20, 2014;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed on May 5, 2014; and

•	Current Reports on Form 8-K filed on January 31, February 19, March 11, March 25, March 28, April 3, April 21, May 12, May 14, May 20 (Film Nos. 14858185 and 14856401), May 22, May 23, June 9, June 10, June 11, June 13, June 17, June 20, June 24, June 30 and July 3 (Film Nos. 14958374 and 14961385), 2014.

This document also incorporates by reference the following documents that have previously been filed with the SEC by Forest (only to the extent “filed” and not “furnished”):

•	Annual Report on Form 10-K for the year ended March 31, 2014, filed on May 30, 2014, as amended by the Amendment No. 1 to Annual Report on Form 10-K filed on June 30, 2014; and

•	Current Reports on Form 8-K, filed on January 27, February 3, April 28, April 29 (Film Nos. 14791017 and 14791027), May 20, May 22, May 29 (solely with respect to the first three paragraphs of Item 8.01), June 9, June 13, June 18, July 3 (Film Nos. 14958406, 14958412 and 14961355), 2014.

This document also incorporates by reference the following documents that have previously been filed with the SEC by Warner Chilcott (only to the extent “filed” and not “furnished”): Item 8, “Financial Statements and Supplementary Data” included in the Annual Report of Warner Chilcott on Form 10-K for the year ended December 31, 2012.

This document also incorporates by reference the combined financial statements of Actavis Pharma Holding 4 ehf. and Actavis S.à r.l. as of December 31, 2011 and 2010 contained in Exhibit 99.1 to Watson Pharmaceuticals, Inc.’s Current Report on Form 8-K filed with the SEC on September 27, 2012.

Also, all documents filed by the Company with the Commission under File No. 000-55075 pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (not including Current Reports or portions thereof furnished under Item 2.02 or Item 7.01 under Form 8-K) after the date of this prospectus and prior to termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The Company will provide, without charge, copies of any document incorporated by reference into this prospectus, excluding exhibits other than those that are specifically incorporated by reference in this prospectus. You can obtain a copy of any document incorporated by reference by writing or calling the Company at its principal administrative offices as follows:

Morris Corporate Center III

400 Interpace Parkway

Parsippany, NJ 07054

(862) 261-7000

Attention: Investor Relations

Information on our web site is not part of this prospectus, and you should not rely on that information in making your investment decision unless that information is also in this prospectus or has been expressly incorporated by reference into this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth all fees and expenses payable by the registrant in connection with the issuance and distribution of the Ordinary Shares being registered hereby (other than underwriting or broker-dealer discounts and commissions). All of the amounts shown are estimates.

SEC registration fee	$8,422
Accounting fees and expenses	50,000
Legal fees and expenses	$75,000
Printing expenses	$5,000
Miscellaneous	$10,000

Total	$148,422

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant’s articles of association confer an indemnity on its directors and Secretary subject to the limitations prescribed by the Irish Companies Acts 1963-2013 (the “Irish Companies Acts”). Broadly, the relevant provisions in the Registrant’s articles of association provide for an indemnity for certain persons, including directors, the Secretary, committee members, persons holding executive or official positions with the Registrant and employees, agents and persons acting in certain other capacities at the request of the Registrant (“Indemnified Persons”) who are a party to actions, suits or proceedings against expenses and costs in connection with such actions, suits or proceedings if such Indemnified Person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the Registrant. Indemnification is also excluded in circumstances where an Indemnified Person is adjudged liable for willful neglect or default in performance of his duties unless a relevant court determines otherwise. Such indemnification may include expense advancement in certain circumstances.

The Irish Companies Acts prescribe that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of a director or secretary where judgment is given in favor of the director or secretary in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because the director or secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or secretary over and above the limitations imposed by the Irish Companies Acts will be void, whether contained in its articles of association or any contract between the company and the director or secretary. This restriction does not apply to executives who are not directors or the secretary, or other persons who would not be considered “officers” within the meaning of that term under the Irish Companies Acts, of the Registrant.

Each of the Registrant’s current directors, officers and the Secretary are party to individual indemnification agreements that provide for the indemnification of any claims relating to their services to the Registrant or any of its subsidiaries to the fullest extent permitted by applicable law.

The Registrant also maintains directors’ and officers’ liability insurance and fiduciary liability insurance covering certain liabilities that may be incurred by its directors and officers in the performance of their duties.

ITEM 16.	EXHIBITS

5.1	Opinion of Arthur Cox

23.1	Consent of Arthur Cox (included as part of Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Actavis plc.

23.3	Consent of KPMG ehf., independent auditors for Actavis Pharma Holding 4 ehf. and Actavis S.à r.l.

23.4	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Warner Chilcott plc.

23.5	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Aptalis Holdings Inc.

23.6	Consent of BDO USA, LLP, independent registered public accounting firm for Forest Laboratories, Inc.

99.1	2000 Stock Option Plan of Forest Laboratories, Inc. (incorporated by reference to Forest’s Proxy Statement for the fiscal year ended March 31, 2000 filed with the SEC on June 29, 2000).

99.2	2004 Stock Option Plan of Forest Laboratories, Inc. (incorporated by reference to Forest’s Proxy Statement for the fiscal year ended March 31, 2004 filed with the SEC on June 28, 2004).

99.3	2007 Equity Incentive Plan of Forest Laboratories, Inc. (incorporated by reference to Exhibit 10.1 to Forest’s Current Report on Form 8-K, filed with the SEC on August 21, 2013).

99.4	Amendment to 2007 Equity Incentive Plan of Forest Laboratories, Inc., as amended (incorporated by reference to Exhibit 99.7 to Actavis plc’s Registration Statement on Form S-8, filed with the SEC on July 1, 2014).

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Parsippany, State of New Jersey, on the 1st day of August, 2014.

ACTAVIS plc

By:	/s/ A. Robert D. Bailey
A. Robert D. Bailey
Chief Legal Officer and Corporate Secretary

Each person whose signature appears below hereby constitutes and appoints A. Robert D. Bailey his attorney-in-fact, with the full power of substitution, for him in any and all capacities, to sign this Registration Statement, and any amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Brenton L. Saunders	President and Chief Executive Officer (Principal Executive Officer)	August 1, 2014
Brenton L. Saunders

/s/ R. Todd Joyce	Chief Financial Officer (Principal Financial Officer)	August 1, 2014
R. Todd Joyce

/s/ James D’Arecca	Chief Accounting Officer (Principal Accounting Officer)	August 1, 2014
James D’Arecca

/s/ Paul M. Bisaro	Director, Executive Chairman	August 1, 2014
Paul M. Bisaro

/s/ Nesli Basgoz	Director	August 1, 2014
Nesli Basgoz

/s/ James H. Bloem	Director	August 1, 2014
James H. Bloem

Signature	Title	Date

/s/ Christopher Bodine	Director	August 1, 2014
Christopher Bodine

/s/ Christopher Coughlin	Director	August 1, 2014
Christopher Coughlin

/s/ Tamar Howson	Director	August 1, 2014
Tamar Howson

/s/ John King	Director	August 1, 2014
John King

/s/ Catherine Klema	Director	August 1, 2014
Catherine Klema

/s/ Jiri Michal	Director	August 1, 2014
Jiri Michal

/s/ Brenton L. Saunders	Director	August 1, 2014
Brenton L. Saunders

/s/ Patrick O’Sullivan	Director	August 1, 2014
Patrick O’Sullivan

/s/ Ronald Taylor	Director	August 1, 2014
Ronald Taylor

/s/ Andrew Turner	Director	August 1, 2014
Andrew Turner

/s/ Fred Weiss	Director	August 1, 2014
Fred Weiss

EXHIBIT INDEX

Exhibit	Description

5.1	Opinion of Arthur Cox

23.1	Consent of Arthur Cox (included as part of Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Actavis plc.

23.3	Consent of KPMG ehf., independent auditors for Actavis Pharma Holding 4 ehf. and Actavis S.à r.l.

23.4	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Warner Chilcott plc.

23.5	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Aptalis Holdings Inc.

23.6	Consent of BDO USA, LLP, independent registered public accounting firm for Forest Laboratories, Inc.

99.1	2000 Stock Option Plan of Forest Laboratories, Inc. (incorporated by reference to Forest’s Proxy Statement for the fiscal year ended March 31, 2000 filed with the SEC on June 29, 2000).

99.2	2004 Stock Option Plan of Forest Laboratories, Inc. (incorporated by reference to Forest’s Proxy Statement for the fiscal year ended March 31, 2004 filed with the SEC on June 28, 2004).

99.3	2007 Equity Incentive Plan of Forest Laboratories, Inc. (incorporated by reference to Exhibit 10.1 to Forest’s Current Report on Form 8-K, filed with the SEC on August 21, 2013).

99.4	Amendment to 2007 Equity Incentive Plan of Forest Laboratories, Inc., as amended (incorporated by reference to Exhibit 99.7 to Actavis plc’s Registration Statement on Form S-8, filed with the SEC on July 1, 2014).